Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2024 Results

Double Digit Net Income & Earnings Per Share Growth; Strong Full Year Cash Flow

Fourth-Quarter Fiscal 2024 Highlights

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Total case volume increased 1.1%
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Organic Independent Foodservice case volume increased 3.7%
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Net sales increased 2.2% to $15.2 billion
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Gross profit improved 4.7% to $1.7 billion
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Net income increased 10.9% to $166.5 million
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Adjusted EBITDA increased 18.4% to $456.2 million1
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Diluted Earnings Per Share (“EPS”) increased 11.5% to $1.07
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Adjusted Diluted EPS increased 27.2% to $1.451

Full-Year Fiscal 2024 Highlights

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Total case volume grew 1.6%
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Organic Independent Foodservice case volume increased 6.0%
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Net sales increased 1.8% to $58.3 billion
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Gross profit improved 5.2% to $6.6 billion
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Net income increased 9.7% to $435.9 million
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Adjusted EBITDA increased 10.5% to $1.5 billion1
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Diluted EPS increased 9.8% to $2.79
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Adjusted Diluted EPS increased 10.8% to $4.301
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Operating Cash Flow of $1.2 billion
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Free cash flow of $767.4 million1

RICHMOND, Va. – August 14, 2024 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2024 business results.

“PFG had a strong finish to fiscal 2024, showing an acceleration in sales, adjusted EBITDA and Earnings Per Share growth in the fiscal fourth quarter,” said George Holm, PFG’s Chairman & Chief Executive Officer. “I am excited for fiscal 2025 and expect our underlying business momentum to continue. We are also pleased to announce two value creating deals with the proposed purchase of Cheney Brothers and the acquisition of José Santiago, which closed in July. The addition of these two organizations is expected to provide significant revenue and profit growth opportunities. Both companies are led by excellent management teams, are good cultural additions and will build upon our strong foodservice platform to drive shareholder value over the long-term.”

1
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings per Share, and Free Cash Flow, that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Fourth-Quarter Fiscal 2024 Financial Summary

Total case volume increased 1.1% for the fourth quarter of fiscal 2024 compared to the prior year period. Total organic case volume (defined as total case volume excluding case volume from recent acquisitions) increased 0.7% for the fourth quarter of fiscal 2024 compared to the prior year period. Total organic case volume benefited from a 3.7% increase in organic independent cases, growth in Performance Brands cases, and growth in cases sold to Foodservice's Chain business.

Net sales for the fourth quarter of fiscal 2024 grew 2.2% to $15.2 billion compared to the prior year period. The increase in net sales was primarily attributable to case volume growth in our independent Foodservice business, as well as recent acquisitions, partially offset by case declines in our Convenience and Vistar business. Overall product cost inflation for the Company was approximately 4.7%.

Gross profit for the fourth quarter of fiscal 2024 grew 4.7% to $1.7 billion compared to the prior year period. The gross profit increase was primarily attributable to a favorable shift in the mix of cases sold, including growth in the independent channel and Performance Brands, as well as cost of goods sold optimization through procurement efficiencies, and recent acquisitions.

Operating expenses rose 4.2% to $1.5 billion in the fourth quarter of fiscal 2024 compared to the prior year period. The increase in operating expenses was primarily due to increases in personnel expense, primarily related to salaries, wages, and benefits, and repairs and maintenance expense. Depreciation and amortization increased $17.3 million primarily as a result of an increase in transportation equipment under finance leases and an increase in amortization of customer relationships and trade names from recent acquisitions.

Net income for the fourth quarter of fiscal 2024 increased $16.4 million year-over-year to $166.5 million. The increase was primarily a result of the $19.6 million increase in operating profit, partially offset by an increase in income tax expense. The effective tax rate in the fourth quarter of fiscal 2024 was 26.0% compared to approximately 27.2% in the fourth quarter of fiscal 2023. The effective tax rate for the fourth quarter of fiscal 2024 differed from the prior year due to an increase in income tax credits, partially offset by an increase in foreign and state income taxes as a percentage of book income and an increase in non-deductible expenses.

For the quarter, Adjusted EBITDA rose 18.4% to $456.2 million compared to the prior year period.

Diluted EPS increased 11.5% to $1.07 per share in the fourth quarter of fiscal 2024 compared to the prior year period. Adjusted Diluted EPS increased 27.2% to $1.45 per share in the fourth quarter of fiscal 2024 compared to the prior year period.

Full-Year Fiscal 2024 Financial Summary

Total case volume increased 1.6% in fiscal 2024 compared to the prior year period. Total organic case volume increased 1.2% compared to the prior year period. Total organic case volume benefited from an 6.0% increase in organic independent cases, growth in Performance Brands cases, and growth in cases sold to Foodservice's Chain business.

Net sales for fiscal 2024 grew 1.8% to $58.3 billion compared to the prior year period. The increase in net sales was primarily attributable to case volume growth in our independent Foodservice business, an increase in selling price per case as a result of inflation, and recent acquisitions, partially offset by case declines in our Convenience business.

Gross profit for fiscal 2024 grew 5.2% to $6.6 billion compared to the prior year period. The gross profit increase was primarily attributable to cost of goods sold optimization through procurement efficiencies, as well as growth in cases sold, including growth in the independent channel and Performance Brands, and recent acquisitions.

Operating expenses rose 4.8% to $5.8 billion in fiscal 2024 compared to the prior year period. The increase in operating expenses was primarily due to increases in personnel expense, insurance expense, and repairs and maintenance expense, partially offset by a decrease in fuel expense. Depreciation and amortization increased $60.0 million primarily as a result of recent acquisitions, an increase in transportation equipment under finance leases, and accelerated amortization of certain customer relationships and trade names.

Net income for fiscal 2024 increased $38.7 million year-over-year to $435.9 million. The increase was primarily a result of the $60.6 million increase in operating profit, partially offset by a $14.2 million increase in interest expense and a $14.1 million increase in income tax expense. The effective tax rate for fiscal 2024 remained consistent with the prior fiscal year at 27.0%, although the components of the rate changed from the prior year due to an increase in income tax credits and benefit from stock-based compensation, offset by an increase in foreign and state income tax expense and non-deductible expenses as a percentage of book income.

For fiscal 2024, Adjusted EBITDA rose 10.5% to $1.5 billion compared to the prior year period.

Diluted EPS increased 9.8% to $2.79 per share in fiscal 2024 compared to the prior year period. Adjusted Diluted EPS increased 10.8% to $4.30 per share in fiscal 2024 compared to the prior year period.

Cash Flow and Capital Spending

In fiscal 2024, PFG provided $1.2 billion in cash flow from operating activities compared to $832.1 million of cash flow provided by operating activities in the prior year period. The increase in cash flow provided by operating activities in fiscal 2024 was largely driven by improvements in working capital and higher operating income compared to the prior year period.

In fiscal 2024, PFG invested $395.6 million in capital expenditures, an increase of $125.9 million versus the prior year period. In fiscal 2024, PFG delivered free cash flow of $767.4 million compared to free cash flow of $562.4 million in the prior year.

Share Repurchase Program

In November 2022, the Board of Directors authorized a share repurchase program for up to $300 million of the Company’s outstanding common stock. The Company did not repurchase any shares of common stock during the fourth quarter of fiscal 2024. During fiscal 2024, the Company repurchased and subsequently retired 1.3 million shares of common stock, for a total of $78.1 million or an average cost of $58.83 per share. During fiscal 2023, the Company repurchased and subsequently retired 0.2 million shares of common stock, for a total of $11.2 million or an average cost of $56.06 per share. As of June 29, 2024, approximately $210.6 million remained available for additional share repurchases under the program.

PFG expects to accelerate the pace of share repurchase activity in fiscal 2025 subject to marketplace conditions and other factors.

M&A Activity

Earlier this morning, PFG announced its intention to acquire Cheney Bros., Inc. ("Cheney Brothers") for approximately $2.1 billion in cash. Cheney Brothers will add geographical reach and resources to PFG’s Foodservice operations in the Southeastern United States. The transaction is subject to U.S. federal antitrust clearance and other customary closing conditions and is expected to close in calendar 2025.

In July 2024, PFG acquired José Santiago, Inc., a broadline food service distributor headquartered in Puerto Rico. The transaction builds upon PFG’s Foodservice business, adding new geographic territories in the Caribbean with high sales and profit growth potential.

Fourth-Quarter Fiscal 2024 Segment Results

Foodservice

Fourth-quarter fiscal 2024 net sales for Foodservice increased 4.6% to $7.7 billion compared to the prior year period. This increase in net sales was driven by case volume growth in our independent and Chain business. Overall product cost inflation for Foodservice was approximately 2.9% for the fourth quarter of fiscal 2024. Securing new and expanding business with independent customers resulted in organic independent case growth of 3.7% for the fourth quarter of fiscal 2024 compared to the prior year period. For the fourth quarter of fiscal 2024, independent sales as a percentage of total segment sales were 40.6%.

Fourth-quarter fiscal 2024 Adjusted EBITDA for Foodservice increased 14.1% to $311.8 million compared to the prior year period. The increase was the result of an increase in gross profit for the fourth quarter of fiscal 2024 compared to the prior year period, partially offset by an increase in operating expenses. Gross profit contributing to Foodservice's Adjusted EBITDA increased 7.1% driven by a favorable shift in the mix of cases sold to independent customers and growth in cases sold, including more Performance Brands products sold to our independent customers. Operating expenses impacting Foodservice's Adjusted EBITDA increased 4.5% primarily as a result of an increase in personnel expenses and insurance expenses as compared to the prior year period.

Vistar

For the fourth quarter of fiscal 2024, net sales for Vistar decreased 1.8% to $1.2 billion compared to the prior year period. This decrease was driven primarily by declines in theater cases sold, offset by a recent acquisition and growth in the vending, office coffee service, office supply travel, and hospitality channels.

Fourth-quarter fiscal 2024 Adjusted EBITDA for Vistar decreased 0.1% to $85.5 million versus the prior year period. The decrease was the result of a 10.2% increase in operating expenses for the fourth quarter of fiscal 2024 compared to the prior year period, partially offset by a 6.0% increase in gross profit. The increase in gross profit contributing to Vistar's Adjusted EBITDA was driven by a recent acquisition and pricing improvement from procurement efficiencies, partially offset by expected decreases in inventory holding gains. Operating expenses impacting Vistar's Adjusted EBITDA increased primarily as a result of a recent acquisition.

Convenience

Fourth-quarter fiscal 2024 net sales for Convenience decreased 0.5% to $6.3 billion compared to the prior year period. The decrease in net sales was driven primarily by a decline in cigarette carton sales and center of the store cases sold, partially offset by an increase in selling price per case as a result of cigarette manufacturers’ price increases and continued inflation for food and foodservice related products.

Fourth-quarter fiscal 2024 Adjusted EBITDA for Convenience increased 41.9% to $114.5 million compared to the prior year period. Gross profit contributing to Convenience's Adjusted EBITDA increased 5.3% in the fourth quarter of fiscal 2024 compared to the prior year period driven by pricing improvement from procurement efficiencies and the release of aged accruals, partially offset by expected decreases in inventory holding gains. Operating expenses impacting Convenience's Adjusted EBITDA decreased $9.9 million in the fourth quarter of fiscal 2024 compared to the prior year period, primarily as a result of decreases in personnel expenses compared to the prior year period.

Fiscal 2025 Outlook

For the first quarter of fiscal 2025, PFG expects net sales to be in a range of $15.2 billion to $15.5 billion. For the first quarter of fiscal 2025, PFG expects Adjusted EBITDA to be in a range of $400 million to $420 million.

For the full fiscal year 2025, PFG expects net sales to be in a range of approximately $60 billion to $61 billion. For the full fiscal year 2025, PFG expects Adjusted EBITDA to be in a $1.6 billion to $1.7 billion range.

PFG’s outlook for the fiscal first quarter and full fiscal year 2025 include expected business results for José Santiago but do not include any financial benefit from the proposed acquisition of Cheney Bros, Inc.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict, and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, August 14, 2024, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 100 company is achieved through approximately 37,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, completion and subsequent integration of our proposed acquisition of Cheney Bros., Inc. (the “Cheney Brothers Transaction”) and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended July 1, 2023 filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2023 and PFG's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2024 filed with the SEC on May 8, 2024, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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economic factors, including inflation or other adverse changes such as a downturn in economic conditions or a public health crisis, negatively affecting consumer confidence and discretionary spending;
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our reliance on third-party suppliers;
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labor relations and cost risks and availability of qualified labor;
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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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our reliance on technology and risks associated with disruption or delay in implementation of new technology;
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competition in our industry is intense, and we may not be able to compete successfully;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
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our profitability is directly affected by cost inflation and deflation and other factors;
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we do not have long-term contracts with certain of our customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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changes in eating habits of consumers;
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extreme weather conditions, including hurricane, earthquake and natural disaster damage;
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volatility of fuel and other transportation costs;
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our inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
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our inability to increase our sales in the highest margin portion of our business;
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changes in pricing practices of our suppliers;
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our growth strategy may not achieve the anticipated results;
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risks relating to acquisitions, including the risks that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
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environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;
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our inability to comply with requirements imposed by applicable law or government regulations, including increased regulation of electronic cigarette and other alternative nicotine products;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;

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adverse judgments or settlements or unexpected outcomes in legal proceedings;
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negative media exposure and other events that damage our reputation;
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decrease in earnings from amortization charges associated with acquisitions;
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impact of uncollectibility of accounts receivable;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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risks relating to our substantial outstanding indebtedness, including the impact of interest rate increases on our variable rate debt;
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our ability to raise additional capital on commercially reasonable terms or at all; and
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the following risks related to the Cheney Brothers Transaction:
o
the risk that U.S. federal antitrust clearance or other approvals required for the Cheney Brothers Transaction may be delayed or not obtained or are obtained subject to conditions (including divestitures) that are not anticipated that could require the exertion of our management’s time and our resources or otherwise have an adverse effect on us;
o
the risk that we could owe a $115.2 million termination fee to Cheney Brothers under certain circumstances relating to a failure to obtain U.S. federal antitrust clearance or any other required antitrust or competition approvals;
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the possibility that certain conditions to the consummation of the Cheney Brothers Transaction will not be satisfied or completed on a timely basis and accordingly the Cheney Brothers Transaction may not be consummated on a timely basis or at all;
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uncertainty as to the expected financial performance of the combined company following completion of the Cheney Brothers Transaction;
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the possibility that the expected synergies and value creation from the Cheney Brothers Transaction will not be realized or will not be realized within the expected time period;
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the exertion of our management's time and our resources, and other expenses incurred and business changes required, in connection with complying with the undertakings in connection with U.S. federal antitrust clearance or other third party consents or approvals for the Cheney Brothers Transaction;
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the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Cheney Brothers Transaction or that the integration of Cheney Brothers' foodservice business will be more difficult or time consuming than expected;
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the availability of debt financing for the Cheney Brothers Transaction;
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a downgrade of the credit rating of our indebtedness, which could give rise to an obligation to redeem existing indebtedness;
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unexpected costs, charges or expenses resulting from the Cheney Brothers Transaction;
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the inability to retain key personnel;
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disruption from the announcement, pendency and/or completion of the Cheney Brothers Transaction, including potential adverse reactions or changes to business relationships with customers, employees, suppliers, other business partners or regulators, making it more difficult to maintain business and operational relationships; and
o
the risk that, following the Cheney Brothers Transaction, the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended June 29, 2024	Three Months Ended July 1, 2023	Fiscal year ended June 29, 2024	Fiscal year ended July 1, 2023
Net sales	$15,189.2	$14,865.2	$58,281.2	$57,254.7
Cost of goods sold	13,442.0	13,196.9	51,704.1	50,999.8
Gross profit	1,747.2	1,668.3	6,577.1	6,254.9
Operating expenses	1,465.8	1,406.5	5,750.7	5,489.1
Operating profit	281.4	261.8	826.4	765.8
Other expense, net:
Interest expense, net	57.6	56.0	232.2	218.0
Other, net	(1.2)	(0.3)	(2.6)	3.8
Other expense, net	56.4	55.7	229.6	221.8
Income before taxes	225.0	206.1	596.8	544.0
Income tax expense	58.5	56.0	160.9	146.8
Net income	$166.5	$150.1	$435.9	$397.2
Weighted-average common shares outstanding:
Basic	154.3	154.5	154.4	154.2
Diluted	156.0	156.6	156.0	156.1
Earnings per common share:
Basic	$1.08	$0.97	$2.82	$2.58
Diluted	$1.07	$0.96	$2.79	$2.54

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of June 29, 2024	As of July 1, 2023
ASSETS
Current assets:
Cash	$20.0	$12.7
Accounts receivable, less allowances of $55.2 and $56.3	2,478.9	2,399.3
Inventories, net	3,314.7	3,390.0
Income taxes receivable	71.6	41.7
Prepaid expenses and other current assets	268.1	227.8
Total current assets	6,153.3	6,071.5
Goodwill	2,418.3	2,301.0
Other intangible assets, net	971.1	1,028.4
Property, plant and equipment, net	2,788.5	2,264.0
Operating lease right-of-use assets	875.5	703.6
Other assets	186.2	130.5
Total assets	$13,392.9	$12,499.0
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$2,594.4	$2,453.5
Accrued expenses and other current liabilities	908.3	891.5
Finance lease obligations-current installments	147.2	102.6
Operating lease obligations-current installments	108.2	105.5
Total current liabilities	3,758.1	3,553.1
Long-term debt	3,198.5	3,460.1
Deferred income tax liability, net	497.9	446.2
Finance lease obligations, excluding current installments	703.2	447.3
Operating lease obligations, excluding current installments	819.3	628.9
Other long-term liabilities	289.0	217.9
Total liabilities	9,266.0	8,753.5
Total shareholders’ equity	4,126.9	3,745.5
Total liabilities and shareholders’ equity	$13,392.9	$12,499.0

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Fiscal year ended June 29, 2024	Fiscal year ended July 1, 2023
Cash flows from operating activities:
Net income	$435.9	$397.2
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	556.7	496.7
Provision for losses on accounts receivables	19.8	6.0
Change in LIFO Reserve	62.3	39.2
Other non-cash activities	57.5	101.7
Changes in operating assets and liabilities, net:
Accounts receivable	(81.1)	(95.6)
Inventories	37.7	56.9
Income taxes receivable	(29.9)	(11.0)
Prepaid expenses and other assets	(95.8)	(3.2)
Trade accounts payable and outstanding checks in excess of deposits	124.0	(164.6)
Accrued expenses and other liabilities	75.9	8.8
Net cash provided by operating activities	1,163.0	832.1
Cash flows from investing activities:
Purchases of property, plant and equipment	(395.6)	(269.7)
Net cash paid for acquisitions	(307.7)	(63.8)
Proceeds from sale of property, plant and equipment and other	20.6	38.9
Net cash used in investing activities	(682.7)	(294.6)
Cash flows from financing activities:
Net borrowings (payments) under ABL Facility	6.8	(454.4)
Repayment of Notes due 2025	(275.0)	—
Payments under finance lease obligations	(122.2)	(88.5)
Proceeds from exercise of stock options and employee stock purchase plan	17.7	30.8
Cash paid for shares withheld to cover taxes	(21.5)	(12.6)
Repurchases of common stock	(78.1)	(11.2)
Other financing activities	(0.3)	(0.3)
Net cash used in financing activities	(472.6)	(536.2)
Net increase in cash and restricted cash	7.7	1.3
Cash and restricted cash, beginning of period	20.0	18.7
Cash and restricted cash, end of period	$27.7	$20.0

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of June 29, 2024	As of July 1, 2023
Cash	$20.0	$12.7
Restricted cash(1)	7.7	7.3
Total cash and restricted cash	$27.7	$20.0

(1)	Restricted cash is reported within Other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Fiscal year ended June 29, 2024	Fiscal year ended July 1, 2023
Cash paid during the year for:
Interest	$242.1	$218.5
Income tax payments net of refunds	177.1	134.1

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under PFG’s $4.0 billion secured credit facility (the "ABL Facility") and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements; whereas, the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant, and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except per share data)	June 29, 2024	July 1, 2023	Change	%
Net income (GAAP)	$166.5	$150.1	$16.4	10.9
Interest expense, net	57.6	56.0	1.6	2.9
Income tax expense	58.5	56.0	2.5	4.5
Depreciation	94.4	83.5	10.9	13.1
Amortization of intangible assets	50.4	44.0	6.4	14.5
Change in LIFO reserve (A)	11.8	(29.1)	40.9	140.5
Stock-based compensation expense	10.2	10.2	—	—
Loss on fuel derivatives	0.5	0.5	—	—
Acquisition, integration & reorganization expenses (B)	4.6	3.4	1.2	35.3
Other adjustments (C)	1.7	10.6	(8.9)	(84.0)
Adjusted EBITDA (Non-GAAP)	$456.2	$385.2	$71.0	18.4

Diluted earnings per share (GAAP)	$1.07	$0.96	$0.11	11.5
Impact of amortization of intangible assets	0.32	0.28	0.04	14.3
Impact of change in LIFO reserve	0.08	(0.19)	0.27	142.1
Impact of stock-based compensation expense	0.07	0.07	—	—
Impact of loss on fuel derivatives	—	—	—	—
Impact of acquisition, integration & reorganization charges	0.03	0.02	0.01	50.0
Impact of other adjustment items	0.01	0.07	(0.06)	(85.7)
Tax impact of above adjustments	(0.13)	(0.07)	(0.06)	(85.7)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.45	$1.14	$0.31	27.2

A.
Includes an increase in the LIFO inventory reserve of $4.4 million for Foodservice and an increase of $7.4 million for Convenience for the fourth quarter of fiscal 2024 compared to a decrease of $4.1 million for Foodservice and a decrease of $25.0 million for Convenience for the fourth quarter of fiscal 2023.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes gains and losses on disposal of fixed assets, including a $7.6 million loss on the sale of a Foodservice warehouse facility for the three months ended July 1, 2023, as well as asset impairments, insurance proceeds due to hurricane and other weather related events, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended
($ in millions, except per share data)	June 29, 2024	July 1, 2023	Change	%
Net income (GAAP)	$435.9	$397.2	$38.7	9.7
Interest expense, net	232.2	218.0	14.2	6.5
Income tax expense	160.9	146.8	14.1	9.6
Depreciation	355.2	315.7	39.5	12.5
Amortization of intangible assets	201.5	181.0	20.5	11.3
Change in LIFO reserve (A)	62.3	39.2	23.1	58.9
Stock-based compensation expense	41.9	43.3	(1.4)	(3.2)
(Gain) loss on fuel derivatives	(1.8)	5.7	(7.5)	(131.6)
Acquisition, integration & reorganization expenses (B)	23.7	10.6	13.1	123.6
Other adjustments (C)	(5.7)	5.9	(11.6)	(196.6)
Adjusted EBITDA (Non-GAAP)	$1,506.1	$1,363.4	$142.7	10.5

Diluted earnings per share (GAAP)	$2.79	$2.54	$0.25	9.8
Impact of amortization of intangible assets	1.29	1.16	0.13	11.2
Impact of change in LIFO reserve	0.40	0.25	0.15	60.0
Impact of stock-based compensation	0.27	0.28	(0.01)	(3.6)
Impact of (gain) loss on fuel derivatives	(0.01)	0.03	(0.04)	(133.3)
Impact of acquisition, integration & reorganization charges	0.15	0.07	0.08	114.3
Impact of other adjustment items	(0.03)	0.04	(0.07)	(175.0)
Tax impact of above adjustments	(0.56)	(0.49)	(0.07)	(14.3)
Adjusted Diluted Earnings per Share (Non-GAAP)	$4.30	$3.88	$0.42	10.8

A.
Includes an increase in the LIFO inventory reserve of $3.8 million for Foodservice and an increase of $58.5 million for Convenience for fiscal 2024 compared to a decrease of $19.2 million for Foodservice and an increase of $58.4 million for Convenience for fiscal 2023.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes an $8.1 million gain on the sale of a Foodservice warehouse facility for the fiscal year ended June 29, 2024, as well as asset impairments, insurance proceeds due to hurricane and other weather related events, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

(In millions)	Fiscal year ended June 29, 2024	Fiscal year ended July 1, 2023
Net cash provided by operating activities (GAAP)	$1,163.0	$832.1
Purchases of property, plant and equipment	(395.6)	(269.7)
Free cash flow (Non-GAAP)	$767.4	$562.4

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended June 29, 2024
($ in millions, except per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$120.7	$78.3	$70.4	$166.5
Interest expense, net	56.1	61.4	57.1	57.6
Income tax expense	42.6	33.4	26.4	58.5
Depreciation	83.8	86.3	90.7	94.4
Amortization of intangible assets	45.5	57.0	48.6	50.4
Change in LIFO reserve (A)	19.2	21.8	9.5	11.8
Stock-based compensation expense	10.7	11.0	10.0	10.2
(Gain) loss on fuel derivatives	(3.5)	1.8	(0.6)	0.5
Acquisition, integration & reorganization expenses (B)	9.8	3.9	5.4	4.6
Other adjustments (C)	(1.1)	(9.5)	3.2	1.7
Adjusted EBITDA (Non-GAAP)	$383.8	$345.4	$320.7	$456.2

Diluted earnings per share (GAAP)	$0.77	$0.50	$0.45	$1.07
Impact of amortization of intangible assets	0.29	0.36	0.31	0.32
Impact of change in LIFO reserve	0.12	0.14	0.06	0.08
Impact of stock-based compensation	0.07	0.07	0.06	0.07
Impact of (gain) loss on fuel derivatives	(0.02)	0.01	—	—
Impact of acquisition, integration & reorganization charges	0.06	0.03	0.04	0.03
Impact of other adjustment items	—	(0.06)	0.02	0.01
Tax impact of above adjustments	(0.14)	(0.15)	(0.14)	(0.13)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.15	$0.90	$0.80	$1.45

A.
Includes increases (decreases) in the LIFO inventory reserve of $1.7 million, ($1.1) million, ($1.2) million, and $4.4 million for Foodservice and $17.5 million, $22.9 million, $10.7 million, and $7.4 million for Convenience for Q1, Q2, Q3, and Q4 of fiscal 2024, respectively.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes an $8.1 million gain on the sale of a Foodservice warehouse facility for Q2 of fiscal 2024, as well as asset impairments, insurance proceeds due to hurricane and other weather related events, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended July 1, 2023
($ in millions, except per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$95.7	$71.1	$80.3	$150.1
Interest expense, net	50.4	55.7	55.9	56.0
Income tax expense	34.2	25.1	31.5	56.0
Depreciation	76.1	77.4	78.7	83.5
Amortization of intangible assets	43.1	47.8	46.1	44.0
Change in LIFO reserve (A)	26.8	25.0	16.5	(29.1)
Stock-based compensation expense	11.5	11.4	10.2	10.2
Loss (gain) on fuel derivatives	9.8	(7.3)	2.7	0.5
Acquisition, integration & reorganization expenses (B)	3.0	2.8	1.4	3.4
Other adjustments (C)	4.1	(0.2)	(8.6)	10.6
Adjusted EBITDA (Non-GAAP)	$354.7	$308.8	$314.7	$385.2

Diluted earnings per share (GAAP)	$0.62	$0.46	$0.51	$0.96
Impact of amortization of intangible assets	0.28	0.30	0.29	0.28
Impact of change in LIFO reserve	0.17	0.16	0.11	(0.19)
Impact of stock-based compensation	0.07	0.07	0.06	0.07
Impact of loss (gain) on fuel derivatives	0.06	(0.05)	0.02	—
Impact of acquisition, integration & reorganization charges	0.02	0.02	0.01	0.02
Impact of other adjustment items	0.03	—	(0.05)	0.07
Tax impact of above adjustments	(0.17)	(0.13)	(0.12)	(0.07)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.08	$0.83	$0.83	$1.14

A.
Includes (decreases) increases in the LIFO inventory reserve of ($4.0) million, $2.0 million, ($13.1) million, and ($4.1) million for Foodservice and $30.8 million, $23.0 million, $29.6 million, and ($25.0) million for Convenience for Q1, Q2, Q3, and Q4 of fiscal 2023, respectively.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes gains and losses on disposal of fixed assets, including a $10.5 million gain on the sale of a Vistar warehouse facility for Q3 of fiscal 2023 and a $7.6 million loss on the sale of a Foodservice warehouse facility for Q4 of fiscal 2023, as well as asset impairments, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

Segment Results

The Company has three reportable segments: Foodservice, Vistar, and Convenience. Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Segment Adjusted EBITDA, which is the Company’s GAAP measure of segment profit. Segment Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, and depreciation and amortization, and excludes certain items that the Company does not consider part of its segments' core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and Adjusted EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	June 29, 2024	July 1, 2023	Change	%
Foodservice	$7,652.8	$7,317.8	$335.0	4.6
Vistar	1,203.7	1,225.5	(21.8)	(1.8)
Convenience	6,258.5	6,287.3	(28.8)	(0.5)
Corporate & All Other	246.4	210.0	36.4	17.3
Intersegment Eliminations	(172.2)	(175.4)	3.2	1.8
Total net sales	$15,189.2	$14,865.2	$324.0	2.2

	Fiscal year ended
	June 29, 2024	July 1, 2023	Change	%
Foodservice	$29,024.6	$28,490.6	$534.0	1.9
Vistar	4,789.8	4,549.3	240.5	5.3
Convenience	24,177.0	24,119.6	57.4	0.2
Corporate & All Other	946.1	700.4	245.7	35.1
Intersegment Eliminations	(656.3)	(605.2)	(51.1)	(8.4)
Total net sales	$58,281.2	$57,254.7	$1,026.5	1.8

Segment Adjusted EBITDA

	Three Months Ended
	June 29, 2024	July 1, 2023	Change	%
Foodservice	$311.8	$273.3	$38.5	14.1
Vistar	85.5	85.6	(0.1)	(0.1)
Convenience	114.5	80.7	33.8	41.9
Corporate & All Other	(55.6)	(54.4)	(1.2)	(2.2)
Total Adjusted EBITDA	$456.2	$385.2	$71.0	18.4

	Fiscal year ended
	June 29, 2024	July 1, 2023	Change	%
Foodservice	$1,001.2	$943.6	$57.6	6.1
Vistar	340.6	325.3	15.3	4.7
Convenience	363.6	328.8	34.8	10.6
Corporate & All Other	(199.3)	(234.3)	35.0	14.9
Total Adjusted EBITDA	$1,506.1	$1,363.4	$142.7	10.5